As filed with the Securities and Exchange Commission on November 18, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RICHARDSON ELECTRONICS, LTD.

(Exact name of issuer as specified in its charter)

Delaware	36-2096643
(State of Incorporation)	(I.R.S. Employer Identification No.)

40W267 Keslinger Road, LaFox, Illinois 60147

630/208-2200 (Telephone)

630/208-2950 (Fax)

(Address of Principal Executive Offices, including Zip Code and telephone number)

RICHARDSON ELECTRONICS, LTD.

2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

William G. Seils

Senior Vice President, Secretary and General Counsel

Richardson Electronics, Ltd.

40W267 Keslinger Road

LaFox, Illinois 60147

(630) 208-2370

(Name, address and telephone number, including area code of agent for service)

Calculation of Registration Fee

Title of Securities Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregated Offering Price	Amount Of Registration Fee
Common Stock $.05 Par Value Shares	400,000	$8.37	$3,348,000	$394.06

(1)	Pursuant to Rule 416 of Securities Act of 1933, the Registration Statement also includes an indeterminable number of additional shares of Common Stock that may become issuable as a result of terminated, expired or surrendered options for Common Stock, or pursuant to the antidilution adjustment provisions of the Plan.
(2)	Estimated solely for purposes of calculating the registration fee under Rule 457(h), based upon the average of the high and low prices of the registrant’s Common Stock as reported by the NASDAQ National Market System as of November 16, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents By Reference

Richardson Electronics, Ltd. (the “Company”) hereby incorporates into this Registration Statement by reference the following documents filed with the Commission:

(a) The Company’s Annual Report on Form 10-K filed on August 26, 2005 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) for the fiscal year ended May 28, 2005 (Commission File No. 000-12906);

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 3, 2005 filed on October 13, 2005 (Commission File No. 000-12906);

(c) The Company’s Current report on Form 8-K filed on October 12, 2005 (Commission File No. 000-12906;

(d) The Company’s Current Report on Form 8-K filed on October 14, 2005 (Commission File No. 000-12906);

(e) The Company’s Current Report on Form 8-K filed on October 19, 2005 (Commission File No. 000-12906)

(f) The Company’s Form 10-K/A (Amendment No. 1) filed on November 18, 2005 amending the Company’s Annual Report on Form 10-K pursuant to Section 13(a) of the Securities Exchange Act for the fiscal year ended May 28, 2005 (Commission File No. 000-12906);

(g) The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A dated October 18, 1984, as updated by the description contained in Company’s Current Report on Form 8-K filed on May 27, 2004 (Commission File No. 000-12906), and by any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents except that portion of any Current Report on Form 8-K furnished pursuant to Item 9 or Item 12 thereof, or any successor or other applicable item, shall not be incorporated by reference therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

William G. Seils, Senior Vice President, Secretary and General Counsel of the Company assisted in the preparation of this Prospectus and the Registration Statement, has given an opinion on the validity of the securities covered thereby. Mr. Seils is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans and owns shares of common stock and options to acquire shares of common stock.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

The Company’s certificate of incorporation provides that to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify, advance payment of expenses on behalf of and purchase and maintain insurance against liability on behalf of all persons for whom it may take each such respective action pursuant to such Section. The certificate of incorporation also provides that no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by Delaware law. A director, however, will be liable to the extent provided by applicable law for:

1.	any breach of the director’s duty of loyalty to the Company or its stockholders;

2.	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

3.	violations of Section 174 of the Delaware General Corporation Law; or

4.	any transaction from which the director derived an improper personal benefit.

Article VII of the Company’s by-laws contains additional provisions regarding indemnification.

The Company maintains a liability insurance policy for its directors and officers and for the Company providing coverage of claims in excess of certain minimum retained limits.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein and are incorporated by reference herein (except as noted in Item 3).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of LaFox and the State of Illinois on the 18th day of November, 2005.

RICHARDSON ELECTRONICS, LTD.

By:	/s/ Edward J. Richardson
Edward J. Richardson
Chairman of the Board,
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By his signature, each of the following persons constitutes and appoints each of Edward J. Richardson and William G. Seils as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all documents which said attorney-in-fact and agent may deem necessary or advisable to enable Richardson Electronics, Ltd. to comply with the Securities Act of 1933, as amended, and the rules, regulations and requirements of the Securities Exchange Commission in connection with the registration under said Act of Shares of Common Stock, $.05 par value, to be offered or sold by said corporation pursuant to its 2006 Stock Option Plan for Non-Employee Directors, including but not limited to a Registration Statement and any and all amendments including post-effective amendments to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Edward J. Richardson Edward J. Richardson	Chairman of the Board, Chief Executive Officer And Director (Principal Executive Officer)	November 18, 2005

/s/ Bruce W. Johnson Bruce W. Johnson	President, Chief Operating Officer and Director	November 18, 2005

/s/ Arnold R. Allen Arnold R. Allen	Director	November 18, 2005

/s/ Jacques Bouyer Jacques Bouyer	Director	November 18, 2005

/s/ Scott Hodes Scott Hodes	Director	November 18, 2005

/s/ Ad Ketelaars Ad Ketelaars	Director	November 18, 2005

/s/ John R. Peterson John R. Peterson	Director	November 18, 2005

/s/ Harold L. Purkey Harold L. Purkey	Director	November 18, 2005

/s/ Samuel Rubinovitz Samuel Rubinovitz	Director	November 18, 2005

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation of Richardson Electronics, Ltd., as amended, incorporated by reference to Appendix B to the Proxy Statement/Prospectus dated November 13, 1986, which is included in the Company’s Registration Statement on Form S-4 (Commission File No. 33-8696).

3.2	By-Laws of Richardson Electronics, Ltd., as amended, incorporated by reference to Exhibit 3(b) to the Company’s Annual Report on Form 10-K, dated May 31, 1997 (Commission File No. 00-12906).

4.1	Copy of the Richardson Electronics, Ltd. 2006 Stock Option Plan for Non-Employee Directors

5.1	Opinion of William G. Seils, Esq.

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of William G. Seils, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)